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                                                                   Exhibit 10.11

IMAX LTD

2525 Speakman Drive
Mississauga, Ontario
Canada L5K 1B1

t 905.403.6500 f 905.403.6450
www.imax.com

August 17, 2000

Mr. Andrew Gellis
17333 Rancho Street
Encino, California

91316

Dear Andy,

Re:      Employment with Imax Ltd.

We have agreed that you shall continue your employment with Imax Ltd. ("Imax"). Commencing January 1, 2000, your employment with Imax will be on the same terms and conditions as outlined in my letter to you of October 8, 1998, with the only changes being as provided below:

1. Other Activities:Imax will engage Andrew Gellis Productions, Inc. f/s/o
                    Andrew Gellis ("AGP"), during the term to provide the services of writing scripts based on original ideas, or re-writing the scripts of others, in each case for films in the IMAX 15/70 format and upon request by Imax. Imax will pay AGP a minimum in each year of the term of US$ 60,000 for such services, on the basis of US$ 30,000 for each completed first draft script, US$ 15,000 for each completed second draft script and US$ 5,000 for polishing a script, with treatments and concepts to be provided at no charge. Imax will also pay minimum WGA pension and health and welfare (of 12.5%) contribution on such payments. If Imax has not paid AGP for such services at least US$ 30,000 by June 30, and at least US$ 60,000 by December 1, of each year of the term, Imax will pay the difference to each such amount on June 30 and December 1, as the case may be. Any payments on such dates in excess of the value of the services actually rendered shall be advanced against such services to be rendered at some date in the future by AGP, provided that such services are requested by Imax during the term. In addition to these payments, Imax will also pay a car allowance of US$ 850 per month to AGP; Imax will not be required to make any WGA contributions on such allowance. The services to be rendered by AGP do not include reviewing and making notes on scripts of others which are part of your duties as Senior VP, Film.

2. Term:            January 1, 2000 through December 31, 2001

3. Salary:          US$ 275,000 for 2000 and US$ 290,000 for 2001.

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4. Stock Options:   Effective as soon as practicable after the execution of this renewal agreement, you shall be granted non-qualified options (the "Options") to purchase 25,000 shares of common stock of the Company (the "Common Shares"), at an exercise price per Common Share equal to the Fair Market Value, as defined in the Company's Stock Option Plan (the "Option Plan"). Twenty percent (20%) of the Options shall vest and become exercisable on each of the first five anniversary dates of the grant date. The Options shall be subject to the terms and conditions of the Option Plan and the stock option agreement to be entered into between the Company and you as of the applicable date of grant pursuant to, and in accordance with, the terms of the Option Plan. If you are terminated other than for Cause at any time during the term, or if the contract is not renewed, the period of time during which you may exercise any options that have been granted to you throughout your employment and have vested at the time of such termination or non-renewal shall be one (1) year.

5.Termination       In addition to those items outlined in Section 11 of the
                    letter to you dated October 8, 1998, in the event that your employment is terminated other than for cause, you shall be entitled to keep your laptop computer.

Yours very truly,



"Mary Sullivan"

Mary C. Sullivan

Senior Vice President, Human Resources and Administration

            "Andrew Gellis"
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Andrew Gellis

Date:  September 26, 2000
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